Exhibit 10.1
Workiva Inc.
1.250% Convertible Senior Notes due 2028
Purchase Agreement
August 14, 2023
Goldman Sachs & Co. LLC

as representative of the several Initial Purchasers named in Schedule I hereto

c/o Goldman Sachs & Co. LLC
200 West Street
New York, New York 10282-2198

Ladies and Gentlemen:
Workiva Inc., a Delaware corporation (the “Company”), proposes, subject to the terms and conditions set forth in this agreement (this “Agreement”), to issue and sell to the purchasers named in Schedule I hereto (the “Initial Purchasers”), for whom you are acting as representative (the “Representative”), an aggregate of $625,000,000 principal amount of the 1.250% Convertible Senior Notes due 2028 (the “Firm Securities”) and, at the election of the Initial Purchasers, up to an aggregate of $100,000,000 additional aggregate principal amount of such 1.250% Convertible Senior Notes due 2028 (the “Optional Securities”). The Firm Securities and any Optional Securities that the Initial Purchasers elect to purchase pursuant to Section 2 hereof are collectively called the “Securities.” The Securities will be convertible into cash, shares of the Company’s Class A common stock, par value $0.001 per share (such shares, the “Underlying Common Stock” and such common stock, the “Common Stock”), or a combination of cash and Common Stock, at the Company’s election, as set forth in the Pricing Disclosure Package and the Offering Memorandum (each as defined below).
1.Representations and Warranties. The Company represents and warrants to, and agrees with, each of the Initial Purchasers that:
a.Incorporation of Documents by Reference. A preliminary offering memorandum, dated August 14, 2023 (the “Preliminary Offering Memorandum”), and an offering memorandum, dated August 14, 2023 (the “Offering Memorandum”), have been prepared in connection with the offering of the Securities and shares of the Underlying Common Stock, if any, issuable upon conversion thereof. The Preliminary Offering Memorandum, as amended and supplemented immediately prior to the Applicable Time (as defined in Section 1(b)), is hereinafter referred to as the “Pricing Memorandum”. Any reference to the Preliminary Offering Memorandum, the Pricing Memorandum or the Offering Memorandum shall be deemed to refer to and include all documents filed with the United States

Securities and Exchange Commission (the “Commission”) pursuant to Section 13(a), 13(c), 14 or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or prior to the date of such memorandum and incorporated by reference therein and any reference to the Preliminary Offering Memorandum or the Offering Memorandum, as the case may be, as amended or supplemented, as of any specified date, shall be deemed to include (i) any documents filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the Preliminary Offering Memorandum or the Offering Memorandum, as the case may be, and prior to such specified date and (ii) any Additional Issuer Information (as defined in Section 5(f)) furnished by the Company prior to the completion of the distribution of the Securities; and all documents filed under the Exchange Act and so deemed to be included in the Preliminary Offering Memorandum, the Pricing Memorandum or the Offering Memorandum, as the case may be, or any amendment or supplement thereto are hereinafter called the “Exchange Act Reports” (provided that where only sections of such documents are specifically incorporated by reference, only such sections shall be considered to be part of the “Exchange Act Reports”). The Exchange Act Reports, when they were or are filed with the Commission, conformed or will conform in all material respects to the applicable requirements of the Exchange Act and the applicable rules and regulations of the Commission thereunder; and no such documents were filed with the Commission since the Commission’s close of business on the business day immediately prior to the date of this Agreement and prior to the execution of this Agreement, except as set forth on Schedule II(a) hereof. The Preliminary Offering Memorandum or the Offering Memorandum and any amendments or supplements thereto and the Exchange Act Reports did not and will not, as of their respective dates, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by an Initial Purchaser through the Representative expressly for use therein, which information is limited to the information set forth in Section 9(f);
b.Accurate Disclosure. For the purposes of this Agreement, the “Applicable Time” is 5:25 p.m., New York City time, on August 14, 2023 or such other time as agreed by the Company and the Representative; the Pricing Memorandum as supplemented by the information set forth in Schedule III hereto, taken together (collectively, the “Pricing Disclosure Package”) as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each Company Supplemental Disclosure Document (as defined in Section 6(a)(i)) listed on Schedule II(b) hereto and each Permitted General Solicitation Material (as defined in Section 6(a)(i)) listed on Schedule II(d) hereto) does not conflict with the information contained in the Pricing Memorandum or the Offering Memorandum and each such Company Supplemental Disclosure Document and Permitted General Solicitation Material, as supplemented by and taken together with the Pricing Disclosure Package as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to statements or omissions made in a Company Supplemental Disclosure Document or Permitted General Solicitation Material in reliance upon and in conformity with information furnished in writing to the Company by an Initial Purchaser through the Representative expressly for use therein, which information is limited to the information set forth in Section 9(f);
c.No Material Adverse Change in Business. Neither the Company nor any of its subsidiaries has sustained since the date of the latest audited financial statements included in the Pricing Memorandum any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Pricing Memorandum; and, since the respective dates as of which information is given in the Pricing Memorandum, there has not been (i) any change in the capital stock, partnership interests or membership interests, as applicable (other than the issuance or grant of securities pursuant to employee equity incentive plans existing as of the date of this Agreement or pursuant to outstanding options, warrants or rights), or short-term or long-term debt of the Company or any of its subsidiaries, (ii) any declared or otherwise consummated dividend or distribution of any kind on the Company’s capital stock, (iii) the incurrence by the Company or any of its subsidiaries of any material liability or obligation, direct or contingent, or entry by any of them into any material transaction or (iv) any material adverse change, or any development that could reasonably be expected to become a material adverse change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries taken as a whole, otherwise than as set forth or contemplated in the Pricing Memorandum;
d.Title to Property. The Company and its subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company and its subsidiaries, taken as a whole, in each case free and clear of all liens, encumbrances and defects except such as are described in the Pricing Memorandum or such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries; and any real property and buildings held under lease by the Company and its subsidiaries are held by them under valid, subsisting and, to the Company’s knowledge, enforceable leases with such exceptions as would not have a Material Adverse Effect, in each case except as described in the Pricing Memorandum;

e.Good Standing. The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the State of Delaware, has the corporate power and authority to own its property and to conduct its business as described in the Pricing Memorandum and is duly qualified to transact business and in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”). Each subsidiary of the Company has been duly incorporated or formed, is validly existing as a corporation or other organization in good standing under the laws of the jurisdiction of its organization (to the extent such concepts are applicable under such laws), has the corporate power and authority to own its property and to conduct its business as described in the Pricing Memorandum and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification (to the extent such concepts are applicable under such laws), except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect; all of the issued shares of capital stock or other equity interests of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly by the Company, free and clear of all liens, encumbrances, equities or claims. The subsidiaries of the Company, when such entities are considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X of the United States Securities Act of 1933, as amended (the “Securities Act”).
f.Capitalization. The Company has an authorized capitalization as set forth in the Pricing Disclosure Package and the Offering Memorandum, and all of the issued shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable; the number of shares of Common Stock (assuming (i) full physical settlement of all conversions of the Securities, (ii) the maximum conversion rate increase in respect of any conversion in respect of a “make-whole fundamental change” or a redemption of the Securities and (iii) the Initial Purchasers exercise their option to purchase the Optional Securities in full) (the “Maximum Number of Underlying Securities”) has been duly and validly authorized and reserved for issuance by the Company and, if and when issued upon conversion of the Securities in accordance with the terms of the Securities, will be validly issued, fully paid and non-assessable, and the issuance of the Underlying Common Stock will not be subject to any preemptive or similar rights; the Underlying Common Stock will conform to the description thereof in each of the Pricing Disclosure Package and the Offering Memorandum;
g.Authorization of the Securities and the Indenture. The Securities have been duly authorized by the Company and, when issued and delivered pursuant to this Agreement, will have been duly executed, authenticated, issued and delivered and will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the indenture to be dated as of the First Time of Delivery (as defined below) (the “Indenture”) between the Company and U.S. Bank National Association as Trustee (the “Trustee”), under which they are to be issued, which will be substantially in the form previously delivered to you; the Indenture has been duly authorized by the Company and, when executed and delivered by the Company and the Trustee, the Indenture will constitute a valid and legally binding instrument, enforceable against the Company in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles and entitled to the benefits provided by the Indenture; and the Securities and the Indenture will conform in all material respects to the descriptions thereof in the Pricing Disclosure Package and the Offering Memorandum and will be in substantially the form previously delivered to you;
h.Authorization of this Agreement. The Company has all requisite corporate power to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly authorized, executed and delivered by the Company;
i.Compliance with Regulations. None of the transactions contemplated by this Agreement (including, without limitation, the use of the proceeds from the sale of the Securities) will violate or result in a violation of Section 7 of the Exchange Act, or any regulation promulgated thereunder, including, without limitation, Regulations T, U, and X of the Board of Governors of the Federal Reserve System;
j.Absence of Manipulation. Prior to the date hereof, neither the Company, any of its controlled affiliates, nor, to the Company’s knowledge, any other of its affiliates, has taken, directly or indirectly, any action designed to or that would reasonably be expected to cause or result in any stabilization or manipulation of the price of its Common Stock;
k.Absence of Violations, Defaults and Conflicts. (i) The issue and sale of the Securities and the issuance, if any, of the Underlying Common Stock upon conversion of the Securities, the compliance by the Company with all of the provisions of the Securities, the Indenture and this Agreement, the consummation of the transactions herein and therein contemplated and the application of the proceeds from the sale of the Securities as described under “Use of Proceeds” in the Pricing Disclosure Package and the Offering Memorandum will not contravene any provision of (i) applicable law, (ii) the certificate of incorporation or bylaws of the Company, (iii) any agreement or other instrument binding upon the Company or any of its subsidiaries that is material to the Company and its subsidiaries, taken as a whole, or (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any of its subsidiaries, except in the case of clauses (i), (iii) and (iv), any such contravention as would not, singly or in the aggregate, have a Material Adverse

Effect; no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of the Securities, the issuance, if any, of the Underlying Common Stock upon conversion of the Securities or the consummation by the Company of the transactions contemplated by this Agreement or the Indenture, except such as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Securities;
l.Absence of Violations. The Company is not (i) in violation of its charter or bylaws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or its subsidiaries is subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (ii) and (iii), any such default or violation as would not, singly or in the aggregate, have a Material Adverse Effect;
m.Descriptions in the Pricing Disclosure Package and the Offering Memorandum. The statements set forth in the Pricing Memorandum and the Offering Memorandum under the captions “Description of Notes” and “Description of Capital Stock”, insofar as they purport to constitute a summary of the terms of the Securities and the Common Stock, under the caption “Certain Material United States Federal Income Tax Considerations” and under the caption “Plan of Distribution”, insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate, complete and fair;
n.Absence of Proceedings. There are no legal or governmental proceedings pending or, to the Company’s knowledge, threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject other than proceedings accurately described in all material respects in the Pricing Memorandum and proceedings that would not have a Material Adverse Effect or a material adverse effect on the power or ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by the Pricing Memorandum;
o.Pricing Disclosure Package; Rule 144A Eligibility. When the Securities are issued and delivered pursuant to this Agreement, the Securities will not be of the same class (within the meaning of Rule 144A under the Securities Act) as securities which are listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system;
p.Periodic and Other Reports. The Company is subject to Section 13 or 15(d) of the Exchange Act;

q.Investment Company Act. The Company is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Pricing Memorandum, will not be, required to register as an “investment company”, as such term is defined in the United States Investment Company Act of 1940, as amended (the “Investment Company Act”);
r.No General Solicitation. Neither the Company nor any person acting on its behalf (other than the Initial Purchasers, as to whom the Company makes no representation) has engaged, in connection with the offering of the Securities, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act (other than by means of a Permitted General Solicitation, as defined below);
s.Absence of Certain Conduct. Within the preceding six months, neither the Company nor any other person acting on behalf of the Company has offered or sold to any person any Securities, or any securities of the same or a similar class as the Securities, other than Securities offered or sold to the Initial Purchasers hereunder;
t.Absence of Certain Contracts. There are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company;
u.Financial Statements. The financial statements included or incorporated by reference in the Pricing Memorandum and the Offering Memorandum, together with the related schedules and notes, present fairly in all material respects the consolidated financial position of the Company and its subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; such financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis in all material respects throughout the periods covered thereby. The supporting schedules, if any, present fairly, in all material respects, in accordance with U.S. GAAP the information required to be stated therein. The selected financial data included in the Pricing Memorandum and the Offering Memorandum present fairly, in all material respects, the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included therein;
v.Accounting Controls. The Company and its subsidiaries, on a consolidated basis, maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as described in the Pricing Memorandum, since the end of the Company’s most recent audited fiscal year, there has been (i) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting;
w.Disclosure Controls. The Company and its subsidiaries, on a consolidated basis, maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that is designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company and its subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act;
x.Independent Accountants. Ernst & Young LLP, who has certified certain financial statements of the Company and its subsidiaries, is an independent public accounting firm with respect to the Company as required by the Exchange Act and the rules and regulations of the Commission thereunder;
y.Foreign Corrupt Practices Act. Neither the Company nor any of its subsidiaries or controlled affiliates, nor any director or officer nor, to the Company’s knowledge, any employee, agent or representative of the Company or of any of its subsidiaries or controlled affiliates, has taken or intends to take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to improperly influence official action or secure an improper advantage; and the Company and its subsidiaries and controlled affiliates have conducted their businesses in compliance with applicable anti-corruption laws including, without limitation, the Foreign Corrupt Practices Act of 1977 and the Bribery Act 2010 of the United Kingdom, and have instituted and maintain and intend to continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein. Neither the Company nor any of its subsidiaries will, directly or indirectly, use the proceeds of the offering in violation of applicable anticorruption laws;
z.Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank

Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened;
aa.OFAC.
i.Neither the Company nor any of its subsidiaries, nor any director or officer thereof, nor, to the Company’s knowledge, any employee, agent, affiliate or representative of the Company or any of its subsidiaries, is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is:
A.the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union (“EU”), His Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor
B.located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea region of Ukraine, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and any other Covered Region of Ukraine identified pursuant to Executive Order 14065).
ii.Neither the Company nor any of its subsidiaries will directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:
A.to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or
B.in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).
iii.For the past five years, the Company and its subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions;
bb.Intellectual Property. The Company and its subsidiaries own or possess or otherwise have the right to use all material patents, patent applications, licenses, software, systems, technology, inventions, copyrights, know how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names, trade dress, domain names and other source indicators, social media identifiers and accounts and other intellectual property and proprietary rights (including all registrations and applications for registration of, and all goodwill associated with, any of the foregoing) (collectively, “Intellectual Property Rights”) currently employed by them in connection with the business now operated by them in the jurisdictions in which the Company currently operates or intends to operate (the “Company Intellectual Property”). Except as disclosed in the Pricing Memorandum, (i) all Company Intellectual Property is valid, subsisting and enforceable; (ii) all Company Intellectual Property is solely owned by the Company and its subsidiaries, free and clear of all liens, encumbrances, defects and other restrictions, and there are no third parties who have been able to establish any material rights to any Company Intellectual Property, except for (A) the retained rights of the owners of the Company Intellectual Property which is licensed to the Company or that the Company otherwise has the right to use or (B) the rights of customers to use Company Intellectual Property in the ordinary course of business consistent with past practice; (iii) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others (A) challenging the validity, enforceability or scope of any Company Intellectual Property or (B) challenging the Company’s rights or any of its subsidiaries’ rights in or to any Company Intellectual Property and neither the Company nor any of its subsidiaries is currently aware of any facts which would form a reasonable basis for any such actions, suits, proceedings or claims, in each case except for such actions, suits, proceedings or claims as would not, individually or in the aggregate, have a Material Adverse Effect; (iv) to the Company’s knowledge, neither the Company nor any of its subsidiaries has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Intellectual Property Rights of others (v) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others that the Company or any of its subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property Rights of others and neither the Company nor any of its subsidiaries has received notice of any infringement, misappropriation or other violation of the Intellectual Property Rights of others that would be reasonably likely to give rise to any such action, suit, proceeding or claim, except for such actions, suits, proceedings or claims as would not have a Material Adverse Effect; (vi) all employees or contractors engaged in the development of any Company Intellectual Property have executed an invention assignment agreement whereby such employees or contractors presently assign all of their right, title and interest in and to such Company Intellectual Property to the Company or the applicable subsidiary, and to the knowledge of the Company, no such agreement has been breached or violated; and (vii) the Company and its subsidiaries use, and have used, commercially reasonable efforts in accordance with normal industry practice to maintain and protect the confidentiality of all Company Intellectual Property, the value of which is contingent upon maintaining the confidentiality thereof, and no such Company Intellectual Property has been disclosed other than to employees, representatives, service providers and agents of the Company or any of its subsidiaries, all of whom are subject to written confidentiality obligations. The Company and its subsidiaries use all software and other materials distributed under a “free,” “open source,” or similar licensing model (including but not limited to the GNU General Public License, GNU Lesser General Public License and GNU Affero General Public License) (“Open Source Materials”) in compliance with all license terms applicable to such Open Source Materials, except where the failure to comply would not have a Material Adverse Effect. Neither the Company nor any of its subsidiaries has used or distributed any Open Source Materials in a manner that requires or has required (i) the Company or any of its subsidiaries to permit reverse engineering of any products or services of the Company or any of its subsidiaries, or any software code or other technology owned by the Company or any of its subsidiaries; or (ii) any products or services of the Company or any of its subsidiaries, or any software code or other technology owned by the Company or any of its subsidiaries, to be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works, or (C) redistributed at no charge, except, in the case of each of (i) and (ii) above, such as would not have a Material Adverse Effect;
cc.Environmental Laws. (i) The Company and its subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a Material Adverse Effect; (ii) there are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for cleanup, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, have a Material Adverse Effect;

dd.Payment of Taxes. The Company and each of its subsidiaries have filed all federal, state, local and foreign tax returns required to be filed through the date of this Agreement or have requested extensions thereof (except where the failure to file would not, individually or in the aggregate, have a Material Adverse Effect) and have paid all taxes required to be paid thereon (except for cases in which the failure to file or pay would not, individually or in the aggregate, have a Material Adverse Effect, or, except as currently being contested in good faith and for which reserves required by U.S. GAAP have been created in the financial statements of the Company), and no tax deficiency has been determined adversely to the Company or any of its subsidiaries which has had (nor does the Company nor any of its subsidiaries have any written notice or knowledge of any tax deficiency which would reasonably be expected to be determined adversely to the Company or its subsidiaries and which would reasonably be expected to have), individually or in the aggregate, a Material Adverse Effect;
ee.Possession of Licenses and Permits. The Company and its subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, except where the failure to possess any of the foregoing would not, singly or in the aggregate, have a Material Adverse Effect, and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect, except as described in the Pricing Memorandum;
ff.Absence of Labor Disputes. No material labor dispute with the employees of the Company or any of its subsidiaries exists, except as described in the Pricing Memorandum, or, to the knowledge of the Company, is imminent; and the Company is not aware of any existing, threatened or imminent labor disturbance by the employees of any of its principal suppliers, manufacturers or contractors that would have a Material Adverse Effect;
gg.Compliance with ERISA. None of the Company or any of its subsidiaries has any liability with respect to any employee pension benefit plan (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is subject to Title IV of ERISA or the funding rules of Section 412 of the Code or Section 302 of ERISA and none of the following events has occurred or exists, except as would not have a Material Adverse Effect: (A) an audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other federal or state governmental agency or any foreign regulatory agency with respect to the employment or compensation of employees by any of the Company or any of its subsidiaries; or (B) any breach of any contractual obligation, or any violation of law or applicable qualification standards, with respect to the employment or compensation of employees by the Company. None of the following events has occurred or is likely to occur, except as would not have a Material Adverse Effect: (A) an increase in the “accumulated post-retirement benefit obligations” (within the meaning of Statement of Financial Accounting Standards 106) of the Company and its subsidiaries compared to the amount of such obligations in the most recently completed fiscal year of the Company and its subsidiaries; or (B) any event or condition giving rise to a liability under Title IV of ERISA;
hh.Insurance. The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are in the Company’s reasonable judgment prudent and customary in the businesses in which they are engaged; neither the Company nor any of its subsidiaries has been refused any insurance coverage sought or applied for; and neither the Company nor any of its subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect, except as described in the Pricing Memorandum;
ii.Market Data. Nothing has come to the attention of the Company that has caused it to reasonably believe that the industry-related and market-related data included in the Pricing Memorandum and the Offering Memorandum is not based on or derived from sources that are reliable and accurate in all material respects;
jj.Export Control Laws. Neither the Company nor any of its officers or directors (in connection with actions performed on behalf of the Company or any of its subsidiaries), nor any subsidiaries or controlled affiliates, nor, to the knowledge of the Company, any of its employees, agents, distributors or representatives, has any reason to believe that the Company or any of the foregoing persons or entities have taken any action in violation of, or which may cause the Company or any of its subsidiaries to be in violation of, any applicable U.S. law governing imports into or exports from the United States in connection with the Company’s products, including without limitation: any executive orders or regulations issued with respect to the laws referred to in this Section 1(jj), the Arms Export Control Act (22 U.S.C.A. § 2278), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the International Traffic in Arms Regulations (22 CFR 120-130), the Export Administration Regulations (15 CFR 730 et seq.), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. § 1701-1706), any other export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations. To the Company’s knowledge, there has never been a claim or charge made, investigation undertaken, violation found, or settlement of any enforcement action under any of the laws referred to in this Section 1(jj) by any governmental entity with respect to matters arising under such laws against the Company, its subsidiaries, or against the agents, distributors, or representative of any of the foregoing in connection with their relationship with the Company;

kk.Registration with the NYSE. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act and is listed on the New York Stock Exchange (“NYSE”), and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the NYSE, nor has the Company received any notification that the Commission or the NYSE is contemplating terminating such registration or listing. To the Company’s knowledge, it is in compliance in all material respects with all applicable listing requirements of the NYSE; and
ll.Cybersecurity Matters. The Company and its subsidiaries own or have a valid right to access and use all material computer systems, networks, systems, hardware, software, databases and data (including the personal, sensitive, confidential or regulated data and information (“Data”) of their respective customers, employees, suppliers, vendors, and any third party data maintained, stored or otherwise processed by or on behalf of the Company or any of its subsidiaries), websites, applications and equipment used in connection with the business of the Company and its subsidiaries (the “Company IT Systems”). The Company IT Systems (i) are adequate for, and operate and perform as required in connection with, the operation of the business of the Company and its subsidiaries as currently conducted, and (ii) are free of any viruses, defects, malware, “back doors,” “Trojan horses,” “time bombs, “worms,” “drop dead devices” or other software or hardware components that are designed to interrupt use of, permit unauthorized access to, or disable, damage or erase any Company IT Systems, except in the case of (i) and (ii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its subsidiaries have implemented commercially reasonable backup, security and disaster recovery technology consistent in all material respects with applicable regulatory standards and customary industry practices to main and protect the integrity, continuous operation, redundancy and security of the Company IT Systems. There has been no breach, destruction, loss, unauthorized distribution, use, access, disablement, misappropriation or modification or other compromise or misuse of, or security incident relating to, any Company IT Systems (“Breach”) in a manner which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor its subsidiaries have been notified of, and each of them have no knowledge of, any event or condition that could result in any Breach.
mm.Data Use and Storage. (i) The Company and each of its subsidiaries have complied, and are presently in compliance with all applicable laws, rules and regulations, the Company’s internal and external privacy policies and third-party obligations (imposed by applicable law, rules and regulations, contract or otherwise) regarding the collection, use, transfer, import, export, storage, protection, disposal, disclosure or other processing by the Company and its subsidiaries of any Data (collectively, the “Data Privacy Obligations”), except for such noncompliance as would not, individually or in the aggregate, have a Material

Adverse Effect; (ii) neither the Company nor any of its subsidiaries has received any notification of or complaint regarding, or are aware of any other facts that, individually or in the aggregate, would reasonably indicate, non-compliance by the Company or any of its subsidiaries with any Data Privacy Obligation that would be material to the Company; and (iii) there is no pending, or, to the knowledge of the Company, threatened, action, suit or proceeding by or before any applicable court or governmental agency, authority or body alleging non-compliance by the Company or any of its subsidiaries with any Data Privacy Obligation that would be material to the Company.
2.Sale and Delivery to Initial Purchasers.
Firm Securities. Subject to the terms and conditions herein set forth, (a) the Company agrees to issue and sell to each of the Initial Purchasers, and each of the Initial Purchasers agrees, severally and not jointly, to purchase from the Company, at a purchase price of 98.50% of the principal amount thereof, the principal amount of Firm Securities set forth opposite the name of such Initial Purchaser in Schedule I hereto, and (b) in the event and to the extent that the Initial Purchasers shall exercise the election to purchase Optional Securities as provided below, the Company agrees to issue and sell to each of the Initial Purchasers, and each of the Initial Purchasers agrees, severally and not jointly, to purchase from the Company, at the same purchase price set forth in clause (a) of this Section 2, that portion of the aggregate principal amount of the Optional Securities as to which such election shall have been exercised (to be adjusted by you so as to eliminate fractions of $1,000) determined by multiplying such aggregate principal amount of Optional Securities by a fraction, the numerator of which is the principal amount of Firm Securities set forth opposite the name of such Initial Purchaser in Schedule I hereto and the denominator of which is the aggregate principal amount of the Firm Securities.
Optional Securities. In addition, subject to the terms and conditions herein set forth, the Company hereby grants an option to the Initial Purchasers, severally and not jointly, to purchase at their election up to $100,000,000 aggregate principal amount of Optional Securities, at the purchase price set forth in clause (a) of the first paragraph of this Section 2. You may exercise this right on behalf of the Initial Purchasers, in whole or from time to time in part, solely for the purpose of covering sales of Securities in excess of the number of Firm Securities, by providing written notice to the Company setting forth the aggregate principal amount of Optional Securities to be purchased and the date on which such Optional Securities are to be delivered, as determined by you but in no event earlier than the First Time of Delivery (as defined in Section 4(a) hereof) or, unless you and the Company otherwise agree in writing, earlier than two business days after the date of such notice or later than the thirteenth calendar day immediately following, and including, the date on which the Firm Securities are issued; provided that such notice may be given at least one business day prior to the First Time of Delivery if the Optional Securities are to be delivered and paid for on the First Time of Delivery.
3.Qualified Institutional Buyers. Upon the authorization by you of the release of the Securities, the several Initial Purchasers propose to offer the Securities for sale upon the terms and conditions set forth in this Agreement and the Offering Memorandum and each

Initial Purchaser, acting severally and not jointly, hereby represents and warrants to, and agrees with the Company that it will sell the Securities only to persons who it reasonably believes are “qualified institutional buyers” (“QIBs”) within the meaning of Rule 144A under the Securities Act in transactions meeting the requirements of Rule 144A.
4.Payment; Time of Delivery.
a.The Securities to be purchased by each Initial Purchaser hereunder will be represented by one or more definitive global Securities in book-entry form which will be deposited by or on behalf of the Company with The Depository Trust Company (“DTC”) or its designated custodian. The Company will deliver the Securities to the Representative, for the account of each Initial Purchaser, against payment by or on behalf of such Initial Purchaser of the purchase price therefor by wire transfer of Federal (same day) funds, by causing DTC to credit the Securities to the account of Goldman Sachs & Co. LLC at DTC. The Company will cause the certificates representing the Securities to be made available to the Representative for checking at least twenty-four hours prior to each Time of Delivery (as defined below) at the office of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017 (the “Closing Location”). The time and date of such delivery and payment shall be, with respect to the Firm Securities, 9:30 a.m., New York City time, on August 17, 2023 or such other time and date as the Representative and the Company may agree upon in writing, and, with respect to the Optional Securities, 9:30 a.m., New York City time, on the date specified by you in the written notice given by the Representative of the Initial Purchasers’ election to purchase such Optional Securities, or such other time and date as the Representative and the Company may agree upon in writing. Such time and date for delivery of the Firm Securities is herein called the “First Time of Delivery”, and each of the First Time of Delivery and any subsequent time and date for delivery of the Optional Securities, if not the First Time of Delivery, is herein called a “Time of Delivery”.
b.The documents to be delivered at each Time of Delivery by or on behalf of the parties hereto pursuant to Section 8 hereof, including the cross-receipt for the Securities and any additional documents requested by the Initial Purchasers pursuant to Section 8(k) hereof, will be delivered at such time and date at the Closing Location, and the Securities will be delivered at the office of DTC (or its designated custodian), all at such Time of Delivery. A meeting will be held at the Closing Location at 4:00 p.m., New York City time, on the New York Business Day next preceding such Time of Delivery, at which meeting the final drafts of the documents to be delivered pursuant to the preceding sentence will be available for review by the parties hereto. For the purposes of this Section 4, “New York Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are generally authorized or obligated by law or executive order to close.
5.Covenants of the Company. The Company agrees with each of the Initial Purchasers:

a.To prepare the Offering Memorandum in a form approved by you; to make no amendment or any supplement to the Offering Memorandum which shall be disapproved by you promptly after reasonable notice thereof; and to furnish you with copies thereof;
b.Promptly from time to time to take such action as you may reasonably request to qualify the Securities and the Underlying Common Stock for offering and sale under the securities laws of such jurisdictions as you may request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Securities, provided that in connection therewith the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction;
c.To furnish the Initial Purchasers with written and electronic copies of the Offering Memorandum and any amendment or supplement thereto in such quantities as you may from time to time reasonably request, and if, at any time prior to the earlier of (i) the termination of the distribution of the Securities and (ii) the expiration of nine months after the date of the Offering Memorandum, any event shall have occurred as a result of which the Offering Memorandum as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Offering Memorandum is delivered, not misleading, or, if for any other reason it shall be necessary or desirable during such same period to amend or supplement the Offering Memorandum, to notify you and upon your request to prepare and furnish without charge to each Initial Purchaser and to any dealer in securities as many written and electronic copies as you may from time to time reasonably request of an amended Offering Memorandum or a supplement to the Offering Memorandum which will correct such statement or omission or effect such necessary or desirable amendments or supplements;
d.During the period ending 60 days after the date of the Offering Memorandum (the “Restricted Period”), not to, without the prior written consent of the Representative on behalf of the Initial Purchasers, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock (or the Company’s Class B common stock, par value $0.001 per share (the “Class B Common Stock”)) or any securities convertible into or exercisable or exchangeable for Common Stock (or Class B Common Stock) or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock (or Class B Common Stock), whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock (or Class B Common Stock) or such other securities, in cash or otherwise or (3) file any registration statement with the Commission relating to the offering of any shares of Common Stock (or Class B Common Stock) or any securities convertible into or exercisable or exchangeable for Common Stock (or Class B Common Stock).
The restrictions contained in the preceding paragraph shall not apply to (a) the issuance by the Company of shares of Common Stock upon the exercise or conversion of a security outstanding on the date hereof and described in the Pricing Memorandum or of which the Representative has been advised in writing, (b) the issuance by the Company of shares of Common Stock, options to purchase shares of Common Stock, or other equity awards pursuant to the Company’s employee benefit plans disclosed in the Pricing Memorandum, (c) the filing by the Company of a registration statement on Form S-8 or a successor form thereto relating to such benefit plans, or (d) the sale or issuance or entry into an agreement to sell or issue shares of Common Stock in connection with the Company’s acquisition of one or more businesses, products or technologies (whether by means of merger, stock purchase, asset purchase or otherwise) or in connection with joint ventures, commercial relationships or other strategic transactions, provided that the aggregate number of shares of Common Stock that the Company may sell or issue or agree to sell or issue pursuant to this clause (d) shall not exceed 5% of the total number of shares of Common Stock (and Class B Common Stock) issued and outstanding immediately following the completion of the transactions contemplated in the Agreement, provided further that the recipient of such shares of Common Stock pursuant to this clause (d) agrees to be bound in writing by an agreement of the same duration and terms as provided in this Section 5(d), or (e) issuances of the Securities pursuant to this Agreement and any Common Stock issued upon conversion of the Securities.
e.Not to be or become, at any time prior to the expiration of two years after the First Time of Delivery, an open-end investment company, unit investment trust, closed-end investment company or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act;
f.At any time when the Company is not subject to Section 13 or 15(d) of the Exchange Act, for the benefit of holders from time to time of Securities, to furnish at its expense, upon request, to holders of Securities and prospective purchasers of Securities information (the “Additional Issuer Information”) satisfying the requirements of subsection (d)(4)(i) of Rule 144A under the Securities Act;
g.Except for such documents that are publicly available on EDGAR, to furnish to the holders of the Securities as soon as practicable after the end of each fiscal year an annual report (including a balance sheet and statements of income, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries certified by independent public accountants) and, as soon as practicable after the end of each of the first three quarters of each fiscal year (beginning with the fiscal quarter ending after the date of the Offering Memorandum), to make available to its stockholders consolidated summary financial information of the Company and its subsidiaries for such quarter in reasonable detail;

h.During the period of one year after the last Time of Delivery, the Company will not, and will not permit any of its “affiliates” (as defined in Rule 144 under the Securities Act) to, resell any of the Securities which constitute “restricted securities” under Rule 144 that have been reacquired by any of them (other than pursuant to a registration statement that has been declared effective under the Securities Act);
i.To use the net proceeds received by the Company from the sale of the Securities pursuant to this Agreement in the manner specified in the Pricing Memorandum under the caption “Use of Proceeds”;
j.To reserve and keep available at all times, free of preemptive rights, a number of shares of Common Stock equal to the Maximum Number of Underlying Securities for the purpose of enabling the Company to satisfy any obligations to issue shares of its Common Stock upon conversion of the Securities; and
k.To use its commercially reasonable efforts to list, subject to notice of issuance, a number of shares of Common Stock equal to the Maximum Number of Underlying Securities on the NYSE.
f.Additional Covenants.
a.
i.The Company represents and agrees that, without the prior consent of the Representative, it and its affiliates and any other person acting on its or their behalf (other than the Initial Purchasers, as to which no statement is given) (x) have not made and will not make any offer relating to the Securities that, if the offering of the Securities contemplated by this Agreement were conducted as a public offering pursuant to a registration statement filed under the Securities Act with the Commission, would constitute an “issuer free writing prospectus,” as defined in Rule 433 under the Securities Act (any such offer is hereinafter referred to as a “Company Supplemental Disclosure Document”) and (y) have not solicited and will not solicit offers for, and have not offered or sold and will not offer or sell, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D other than any such solicitation listed on Schedule II(d) (each such solicitation, a “Permitted General Solicitation”; each written general solicitation document listed on Schedule II(d), a “Permitted General Solicitation Material”);
ii.each Initial Purchaser, severally and not jointly, represents and agrees that, without the prior consent of the Company and the Representative, other than one or more term sheets relating to the Securities containing customary information and conveyed to purchasers of securities or any Permitted General Solicitation Material, it has not made and will not make any offer relating to the Securities that, if the offering of the Securities contemplated by this Agreement were conducted as a public offering pursuant to a registration statement filed under the Securities Act with the Commission, would constitute a “free writing prospectus,” as defined in Rule 405 under the Securities Act (any such offer (other than any such term sheets and any Permitted General Solicitation Material), is hereinafter referred to as a “Purchaser Supplemental Disclosure Document”); and
iii.any Company Supplemental Disclosure Document, Purchaser Supplemental Disclosure Document or Permitted General Solicitation Material, the use of which has been consented to by the Company and the Representative, is listed as applicable on Schedule II(b), Schedule II(c) or Schedule II(d) hereto, respectively;
7.Additional Covenants of the Company. The Company covenants and agrees with the several Initial Purchasers that the Company will pay or cause to be paid the following: (i) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with the issue of the Securities and the Underlying Common Stock and all other expenses in connection with the preparation, printing, reproduction and filing of the Preliminary Offering Memorandum and the Offering Memorandum and any amendments and supplements thereto and the mailing and delivering of copies thereof to the Initial Purchasers and dealers; (ii) the cost of printing or producing any Agreement among the Initial Purchasers, this Agreement, the Indenture, the Securities, the Blue Sky Memorandum, closing documents (including any compilations thereof), Permitted General Solicitation Materials and any other documents in connection with the offering, purchase, sale and delivery of the Securities; (iii) all expenses in connection with the qualification of the Securities and the Underlying Common Stock for offering and sale under state securities laws as provided in Section 5(b) hereof, including the fees and disbursements of counsel for the Initial Purchasers in connection with such qualification and in connection with the Blue Sky and legal investment surveys; (iv) any fees charged by securities rating services for rating the Securities; (v) the cost of preparing the Securities; (vi) the fees and expenses of the Trustee and any agent of the Trustee and the fees and disbursements of counsel for the Trustee in connection with the Indenture and the Securities; (vii) all costs and expenses incurred in connection with any “road show” presentation to potential purchasers of the Securities; (viii) any cost incurred in connection with the listing of a number of shares of Common Stock equal to the Maximum Number of Underlying Securities; and (ix) all other costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section. It is understood, however, that, except as provided in this Section, and Sections 9 and 12 hereof, the Initial Purchasers will pay all of their own costs and expenses, including the fees of their counsel, transfer taxes on resale of any of the Securities by them, and any advertising expenses connected with any offers they may make.
8.Conditions of the Initial Purchasers’ Obligations. The obligations of the Initial Purchasers hereunder shall be subject, in their discretion, to the condition that all representations and warranties and other statements of the Company herein are, at and as of each Time of Delivery, true and correct, the condition that the Company shall have performed all of its obligations hereunder theretofore to be performed, and the following additional conditions:
a.Davis Polk & Wardwell LLP, counsel for the Initial Purchasers, shall have furnished to you such opinion or opinions, dated such Time of Delivery, with respect to such matters as you may reasonably request, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters;
b.Faegre Drinker Biddle & Reath LLP, counsel for the Company, shall have furnished to you its written opinion, dated such Time of Delivery, in form and substance agreed to by the parties prior to the date hereof;
c.On the date of the Offering Memorandum concurrently with the execution of this Agreement and also at each Time of Delivery, Ernst & Young LLP shall have furnished to you a letter or letters, dated the respective dates of delivery thereof, in form and substance satisfactory to you;
d.
i.Neither the Company nor any of its subsidiaries shall have sustained since the date of the latest audited financial statements included in the Pricing Memorandum any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Pricing Memorandum, and (ii) since the respective dates as of which information is given in the Pricing Memorandum there shall not have been any change in the capital stock (other than the issuance or grant of securities pursuant to employee equity incentive plans existing as of the date of this Agreement or pursuant to outstanding options, warrants or rights) or long-term debt of the Company or any of its subsidiaries or any change, or any development involving a prospective change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, otherwise than as set forth or contemplated in the Pricing Memorandum, the effect of which, in any such case described in clause (i) or (ii), is in your judgment so material and adverse as to make it impracticable or inadvisable to proceed with the offering or the delivery of the Securities on the terms and in the manner contemplated in this Agreement and in each of the Pricing Disclosure Package and the Offering Memorandum;
e.On or after the Applicable Time (i) no downgrading shall have occurred in the rating accorded the Company’s debt securities by any “nationally recognized statistical rating organization”, as that term is defined by the Commission in Section 3(a)(62) under the Exchange Act, and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Company’s debt securities;

f.On or after the Applicable Time there shall not have occurred any of the following: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange or on the Nasdaq Global Select Market; (ii) a suspension or material limitation in trading in the Company’s securities on the NYSE; (iii) a general moratorium on commercial banking activities declared by either Federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; (iv) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or (v) the occurrence of any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, if the effect of any such event specified in clause (iv) or (v) in your judgment makes it impracticable or inadvisable to proceed with the offering or the delivery of the Securities on the terms and in the manner contemplated in the Pricing Disclosure Package and the Offering Memorandum;
g.A number of shares of Common Stock equal to the Maximum Number of Underlying Securities shall have been duly listed, subject to notice of issuance, on the NYSE;
h.The Company shall have obtained and delivered to the Initial Purchasers executed copies of an agreement from each of the Company’s directors and executive officers listed in Schedule IV hereto, substantially to the effect set forth in Exhibit A hereof;
i.The Initial Purchasers shall have received an executed original copy of the Indenture;
j.The Securities shall be eligible for clearance and settlement through the facilities of DTC;
k.The Company shall have furnished or caused to be furnished to you at such Time of Delivery certificates of officers of the Company satisfactory to you as to the accuracy of the representations and warranties of the Company herein at and as of such Time of Delivery, as to the performance by the Company of all of its obligations hereunder to be performed at or prior to such Time of Delivery, as to the matters set forth in subsection (e) of this Section and as to such other matters as you may reasonably request; and
l.The Initial Purchasers shall have received (i) a certificate of the Chief Financial Officer of the Company, in a form that is reasonably satisfactory to the Initial Purchasers, dated the date hereof, with respect to certain financial information contained in the Pricing Disclosure Package and (ii) a “bring-down” certificate of the Chief Financial Officer of the Company, in a form that is reasonably satisfactory to the Initial Purchasers, dated the Closing Date, with respect to certain financial information contained in the Offering Memorandum and to the effect that such officer reaffirms the statements made in the initial certificate furnished pursuant to subclause (i) with respect to such financial information contained in the Pricing Disclosure Package.

9.Indemnification.
a.The Company will indemnify and hold harmless each Initial Purchaser against any losses, claims, damages or liabilities, joint or several, to which such Initial Purchaser may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Preliminary Offering Memorandum, the Pricing Memorandum, the Pricing Disclosure Package, the Offering Memorandum, or any amendment or supplement thereto, any Company Supplemental Disclosure Document, any Permitted General Solicitation Material or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary to make the statements therein not misleading, and will reimburse each Initial Purchaser for any legal or other expenses reasonably incurred by such Initial Purchaser in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any Preliminary Offering Memorandum, the Pricing Memorandum, the Pricing Disclosure Package, the Offering Memorandum or any such amendment or supplement, any Company Supplemental Disclosure Document or any Permitted General Solicitation Material, in reliance upon and in conformity with written information furnished to the Company by any Initial Purchaser through the Representative expressly for use therein, which information is limited to the information set forth in Section 9(f).
b.Each Initial Purchaser, severally and not jointly, will indemnify and hold harmless the Company against any losses, claims, damages or liabilities to which the Company may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Preliminary Offering Memorandum, the Pricing Memorandum, the Pricing Disclosure Package, the Offering Memorandum, or any amendment or supplement thereto, or any Company Supplemental Disclosure Document, any Permitted General Solicitation Material or arise out of or are based upon the omission or alleged omission to state therein a material fact or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in any Preliminary Offering Memorandum, the Pricing Memorandum, the Pricing Disclosure Package, the Offering Memorandum or any such amendment or supplement, any Company Supplemental Disclosure Document or any Permitted General Solicitation Material, in reliance upon and in conformity with written information furnished to the Company by such Initial Purchaser through the Representative expressly for use therein, which information is limited to the information set forth in Section 9(f); and each Initial Purchaser will reimburse the Company for any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such action or claim as such expenses are incurred.
c.Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any indemnified party.
d.If the indemnification provided for in this Section 9 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchasers on the other from the offering of the Securities. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under subsection (c) above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Initial Purchasers on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Initial Purchasers on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Initial Purchasers. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or the Initial Purchasers on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (d), no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities purchased by it and distributed to investors were offered to investors exceeds the amount of any damages which such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. The Initial Purchasers’ obligations in this subsection (d) to contribute are several in proportion to their respective purchase obligations and not joint.
e.The obligations of the Company under this Section 9 shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to any affiliate of each Initial Purchaser and each person, if any, who controls any Initial Purchaser within the meaning of the Securities Act; and the obligations of the Initial Purchasers under this Section 9 shall be in addition to any liability which the respective Initial Purchasers may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the Company and to each person, if any, who controls the Company within the meaning of the Securities Act.
f.The Initial Purchasers severally confirm and the Company acknowledges and agrees that the statement appearing in the third sentence of the second paragraph under the caption “Plan of Distribution” and the statements regarding stabilization, syndicate covering transactions and penalty bids appearing in the first two sentences of the ninth paragraph and in the first sentence of the tenth paragraph under the caption “Plan of Distribution” in the Pricing Disclosure Package and the Offering Memorandum are correct and constitute the only information concerning such Initial Purchasers furnished in writing to the Company by or on behalf of the Initial Purchasers expressly for use in any Preliminary Offering Memorandum, the Pricing Memorandum, the Pricing Disclosure Package, the Offering Memorandum or any such amendment or supplement, any Company Supplemental Disclosure Document or any Permitted General Solicitation Material.
10.Termination.
a.If any Initial Purchaser shall default in its obligation to purchase the Securities which it has agreed to purchase hereunder, you may in your discretion arrange for you or another party or other parties to purchase such Securities on the terms contained herein. If within thirty-six hours after such default by any Initial Purchaser you do not arrange for the purchase of such Securities, then the Company shall be entitled to a further period of thirty-six hours within which to procure another party or other parties satisfactory to you to purchase such Securities on such terms. In the event that, within the respective prescribed periods, you notify the Company that you have so arranged for the purchase of such Securities, or the Company notifies you that it has so arranged for the purchase of such Securities, you or the Company shall have the right to postpone the applicable Time of Delivery for a period of not more than seven days, in order to effect whatever changes may thereby be made necessary in the Offering Memorandum, or in any other documents or arrangements, and the Company agrees to prepare promptly any amendments or supplements to the Offering Memorandum which in your opinion may thereby be made necessary. The term “Initial Purchaser” as used in this Agreement shall include any person substituted under this Section with like effect as if such person had originally been a party to this Agreement with respect to such Securities.
b.If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Initial Purchaser(s) by you and the Company as provided in subsection (a) above, the aggregate principal amount of such Securities which remains unpurchased does not exceed one-eleventh of the aggregate principal amount of all the Securities, then the Company shall have the right to require each non-defaulting Initial Purchaser to purchase the principal amount of Securities which such Initial Purchaser agreed to purchase hereunder and, in addition, to require each non-defaulting Initial Purchaser to purchase its pro rata share (based on the principal amount of Securities which such Initial Purchaser agreed to purchase hereunder) of the Securities of such defaulting Initial Purchaser(s) for which such arrangements have not been made; but nothing herein shall relieve a defaulting Initial Purchaser from liability for its default.
c.If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Initial Purchaser(s) by you and the Company as provided in subsection (a) above, the aggregate principal amount of Securities which remains unpurchased exceeds one-eleventh of the aggregate principal amount of all the Securities, or if the Company shall not exercise the right described in subsection (b) above to require non-defaulting Initial Purchasers to purchase Securities of a defaulting

Initial Purchaser or Initial Purchasers, then this Agreement shall thereupon terminate, without liability on the part of any non-defaulting Initial Purchaser or the Company, except for the expenses to be borne by the Company and the Initial Purchasers as provided in Section 7 hereof and the indemnity and contribution agreements in Section 9 hereof; but nothing herein shall relieve a defaulting Initial Purchaser from liability for its default.
11.Survival. The respective indemnities, agreements, representations, warranties and other statements of the Company and the several Initial Purchasers, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of any Initial Purchaser or any controlling person of any Initial Purchaser, or the Company, or any officer or director or controlling person of the Company, and shall survive delivery of and payment for the Securities.
12.Effect of Termination. If this Agreement shall be terminated pursuant to Section 10 hereof, the Company shall not then be under any liability to any Initial Purchaser except as provided in Sections 7 and 9 hereof; but, if for any other reason, the Securities are not delivered by or on behalf of the Company as provided herein, the Company will reimburse the Initial Purchasers through you for all expenses approved in writing by you, including fees and disbursements of counsel, reasonably incurred by the Initial Purchasers in making preparations for the purchase, sale and delivery of the Securities, but the Company shall then be under no further liability to any Initial Purchaser except as provided in Sections 7 and 9 hereof.
13.Notices; U.S. Patriot Act. In all dealings hereunder, you shall act on behalf of each of the Initial Purchasers, and the parties hereto shall be entitled to act and rely upon any statement, request, notice or agreement on behalf of any Initial Purchaser made or given by the Representative.
All statements, requests, notices and agreements hereunder shall be in writing, and if to the Initial Purchasers shall be delivered or sent by mail or facsimile transmission to you as the Representative at Goldman Sachs & Co. LLC, 200 West Street, New York, New York 102822198, Attention: Registration Department; and if to the Company shall be delivered or sent by mail or facsimile transmission to the Workiva Inc., 2900 University Blvd, Ames, IA 50010, Attention: Jill Klindt, with a copy to Workiva Inc., 118 West 22nd Street 10th Floor, New York, New York 10011, Attention: Brandon Ziegler; provided, however, that any notice to an Initial Purchaser pursuant to Section 9 hereof shall be delivered or sent by mail or facsimile transmission to such Initial Purchaser at its address set forth in its Purchasers’ Questionnaire, which address will be supplied to the Company by you upon request. Any such statements, requests, notices or agreements shall take effect upon receipt thereof.
In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Initial Purchasers are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Initial Purchasers to properly identify their respective clients.

14.Parties. This Agreement shall be binding upon, and inure solely to the benefit of, the Initial Purchasers, the Company and, to the extent provided in Sections 9 and 11 hereof, the officers and directors of the Company and each person who controls the Company or any Initial Purchaser, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Securities from any Initial Purchaser shall be deemed a successor or assign by reason merely of such purchase.
15.Time is of the Essence. Time shall be of the essence of this Agreement.
16.No Advisory or Fiduciary Relationship. The Company acknowledges and agrees that (i) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the several Initial Purchasers, on the other, (ii) in connection therewith and with the process leading to such transaction each Initial Purchaser is acting solely as a principal and not the agent or fiduciary of the Company, (iii) no Initial Purchaser has assumed an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Initial Purchaser has advised or is currently advising the Company on other matters) or any other obligation to the Company except the obligations expressly set forth in this Agreement and (iv) the Company has consulted its own legal and financial advisors to the extent it deemed appropriate. The Company agrees that it will not claim that the Initial Purchasers, or any of them, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.
17.Full Agreement. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Initial Purchasers, or any of them, with respect to the subject matter hereof.
18.GOVERNING LAW. THIS AGREEMENT AND ANY MATTERS RELATED TO THIS TRANSACTION SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAWS OF THE STATE OF NEW YORK. The Company agrees that any suit or proceeding arising in respect of this agreement or our engagement will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in The City and County of New York and the Company agrees to submit to the jurisdiction of, and to venue in, such courts.
19.No Trial by Jury. The Company and each of the Initial Purchasers hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

20.Counterparts. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
21.Notwithstanding anything herein to the contrary, the Company (and the Company’s employees, representatives, and other agents) are authorized to disclose to any and all persons, the tax treatment and tax structure of the potential transaction and all materials of any kind (including tax opinions and other tax analyses) provided to the Company relating to that treatment and structure, without the Initial Purchasers’ imposing any limitation of any kind. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, “tax treatment” means US federal and state income tax treatment, and “tax structure” is limited to any facts that may be relevant to that treatment.
22.Recognition of U.S. Special Resolution Regimes.
a.In the event that any Initial Purchaser that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Initial Purchaser of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.
b.In the event that any Initial Purchaser that is a Covered Entity or a BHC Act Affiliate of such Initial Purchaser becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Initial Purchasers are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States
c.As used in this Section 22:
i.“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).
ii.“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
iii.“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
iv.“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

[Signature Pages Follow]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Initial Purchasers and the Company in accordance with its terms.

Very truly yours,

WORKIVA INC.

By:	/s/ Jill Klindt
Name: Jill Klindt
Title: EVP and Chief Financial Officer

[Signature Page to Purchase Agreement]

Accepted as of the date hereof:

GOLDMAN SACHS & CO. LLC

By:	/s/ Mike Voris
Name: Mike Voris
Title: Partner

As representative of the several Initial Purchasers named in Schedule I hereto
[Signature Page to Purchase Agreement]

SCHEDULE I

Initial Purchaser	Principal Amount of Firm Securities to be Purchased
Goldman Sachs & Co. LLC	$625,000,000
Total	$625,000,000
Sch. I-1

SCHEDULE II
(a)    Additional Documents Incorporated by Reference: None.
(b)    Company Supplemental Disclosure Documents:
Investor Presentation, dated August 14, 2023
(c)    Purchaser Supplemental Disclosure Documents: None.
(d)    Permitted General Solicitation Materials:
Press release of the Company dated August 14, 2023, relating to the announcement of the offering of the Securities.
Press release of the Company dated August 14, 2023, relating to the pricing of the offering of the Securities.
Sch. II-1

SCHEDULE III
PRICING TERM SHEET	STRICTLY CONFIDENTIAL
DATED AUGUST 14, 2023

WORKIVA INC.
$625,000,000
1.25% CONVERTIBLE SENIOR NOTES DUE 2028
The information in this pricing term sheet supplements Workiva Inc.’s preliminary offering memorandum, dated August 14, 2023 (the “Preliminary Offering Memorandum”), and supersedes the information in the Preliminary Offering Memorandum to the extent inconsistent with the information in the Preliminary Offering Memorandum. In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Offering Memorandum, including all documents incorporated by reference therein. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Offering Memorandum. All references to dollar amounts are references to U.S. dollars. The size of the offering was increased from the previously announced offering of $525,000,000 aggregate principal amount of Notes. The final offering memorandum relating to the offering will reflect conforming changes relating to such increase in the size of the offering.

Issuer:	Workiva Inc., a Delaware corporation (the “Issuer”).
Ticker/Exchange for the Issuer’s Class A Common Stock:	“WK”/The New York Stock Exchange.
Notes:	1.25% Convertible Senior Notes due 2028.
Principal Amount:	$625,000,000, plus up to an additional $100,000,000 principal amount pursuant to the initial purchaser’s option to purchase additional Notes.
Denominations:	$1,000 and multiples of $1,000 in excess thereof.
Maturity:	August 15, 2028, unless earlier repurchased, redeemed or converted.
Interest Rate:	1.25% per year.
Interest Payment Dates:	Interest will accrue from August 17, 2023 and will be payable semiannually in arrears on February 15 and August 15 of each year, beginning on February 15, 2024.
Interest Record Dates:	February 1 and August 1 of each year, immediately preceding any February 15 or August 15 interest payment date, as the case may be.
Issue Price:	100% of principal, plus accrued interest, if any, from August 17, 2023.
Trade Date:	August 15, 2023.
Settlement Date:	August 17, 2023.
Sch. III-1

Concurrent 2026 Note Repurchases:
In connection with the pricing of the Notes in the offering, the Issuer entered into or will enter into separate and individually negotiated transactions (each, a “note repurchase”) with certain holders of the Issuer’s 1.125% convertible notes due 2026 (the “2026 Notes”) to repurchase approximately $273.8 million aggregate principal amount of the 2026 Notes for an aggregate of approximately $396.9 million in cash, including accrued interest.

Last Reported Sale Price of the Issuer’s Class A Common Stock on August 14, 2023:	$102.99 per share.
Initial Conversion Rate:	7.4690 shares of the Issuer’s Class A common stock per $1,000 principal amount of Notes.
Initial Conversion Price:	Approximately $133.89 per share of the Issuer’s Class A common stock.
Conversion Premium:	Approximately 30% above the Last Reported Sale Price of the Issuer’s Class A Common Stock on August 14, 2023.
Redemption:
The Issuer may not redeem the Notes prior to August 21, 2026. The Issuer may redeem for cash all or any portion of the Notes, at the Issuer’s option, on or after August 21, 2026 if the last reported sale price of the Issuer’s Class A common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which the Issuer provides notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which the Issuer provides notice of redemption at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. If the Issuer redeems less than all the outstanding Notes, at least $100 million aggregate principal amount of Notes must be outstanding and not subject to redemption as of the relevant redemption notice date. No “sinking fund” is provided for the Notes.

Sole Book-Running Manager:	Goldman Sachs & Co. LLC
CUSIP Number (144A):	98139A AC9
ISIN (144A):	US98139AAC99
Sch. III-2

Use of Proceeds:
The Issuer estimates that the net proceeds from the offering will be approximately $615.1 million (or $713.6 million if the initial purchaser exercises its option to purchase additional Notes in full), after deducting fees and estimated expenses.
The Issuer intends to use approximately $396. 9 million from the offering to repurchase the 2026 Notes as described above and the remainder for working capital and other general corporate purposes, as well as the acquisition of, or investment in, complementary products, technologies, assets, solutions, or businesses, although the Issuer has no commitments or agreements to enter into any such transactions as of the date hereof. See “Use of Proceeds” in the Preliminary Offering Memorandum.

Increase in Conversion Rate Upon Conversion in Connection with a Make-Whole Fundamental Change or a Notice of Redemption:
If the effective date of a “make-whole fundamental change” (as defined in the Preliminary Offering Memorandum) occurs prior to the maturity date of the Notes or if the Issuer gives a notice of redemption with respect to any or all of the Notes, the Issuer will increase, in certain circumstances, the conversion rate for a holder who elects to convert its Notes in connection with such a make-whole fundamental change or to convert its Notes called (or deemed called) for redemption during the related redemption period, as the case may be, as described under “Description of Notes—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption” in the Preliminary Offering Memorandum.
The following table sets forth the number of additional shares by which the conversion rate will be increased per $1,000 principal amount of Notes for conversions in connection with a make-whole fundamental change or conversions of Notes called (or deemed called) for redemption during the related redemption period, as the case may be, for each “stock price” and “effective date” set forth below:

Stock Price
Effective Date	$102.99	$110.00	$120.00	$133.89	$150.00	$160.00	$174.05	$185.00	$200.00	$225.00	$250.00	$300.00	$400.00	$750.00	$1,000.00
August 17, 2023	2.2406	1.9643	1.6432	1.3026	1.0151	0.8778	0.7233	0.6270	0.5206	0.3905	0.2998	0.1866	0.0829	0.0053	0.0000
August 15, 2024	2.2406	1.9643	1.6432	1.2939	0.9853	0.8401	0.6793	0.5806	0.4734	0.3455	0.2591	0.1554	0.066	0.0033	0.0000
August 15, 2025	2.2406	1.9643	1.6243	1.2244	0.9001	0.7513	0.5901	0.4936	0.3914	0.2741	0.1986	0.1135	0.0461	0.0014	0.0000
August 15, 2026	2.2406	1.9408	1.5132	1.0837	0.7496	0.6026	0.4499	0.3625	0.2743	0.1798	0.1241	0.0672	0.0272	0.0001	0.0000
August 15, 2027	2.2406	1.7913	1.2997	0.8302	0.4979	0.3665	0.2436	0.1811	0.1247	0.0735	0.0483	0.0265	0.0121	0.0000	0.0000
August 15, 2028	2.2406	1.6219	0.8643	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock price and effective date may not be set forth in the table above, in which case:

•If the stock price is between two stock prices in the table above or the effective date is between two effective dates in the table above, the number of additional shares by which the conversion rate will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.

•If the stock price is greater than $1,000.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above as described in the Preliminary Offering Memorandum), no additional shares will be added to the conversion rate.
Sch. III-3

•If the stock price is less than $102.99 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above as described in the Preliminary Offering Memorandum), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of Notes exceed 9.7096 shares of the Issuer’s Class A common stock, subject to adjustment in the same manner as the conversion rate as set forth under “Description of Notes—Conversion Rights—Conversion Rate Adjustments” in the Preliminary Offering Memorandum.

__________________

This communication is intended for the sole use of the person to whom it is provided by the sender. This material is confidential and is for your information only and is not intended to be used by anyone other than you. This information does not purport to be a complete description of the Notes or the offering thereof. This communication does not constitute an offer to sell or the solicitation of an offer to buy any Notes in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.
The Notes and the shares of the Issuer’s Class A common stock issuable upon conversion of the Notes, if any, have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any other securities laws, and may not be offered or sold within the United States or any other jurisdiction, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. The initial purchaser is initially offering the Notes only to persons reasonably believed to be qualified institutional buyers as defined in, and in reliance on, Rule 144A under the Securities Act.
The Notes and the shares of the Issuer’s Class A common stock issuable upon conversion of the Notes are not transferable except in accordance with the restrictions described under “Transfer Restrictions” in the Preliminary Offering Memorandum.
A copy of the Preliminary Offering Memorandum for the offering of the Notes may be obtained by contacting your sales representative at Goldman Sachs & Co. LLC.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

Sch. III-4

SCHEDULE IV
Workiva Inc. Directors and Officers Subject to Lock-up Agreements
Julie Iskow
Jill Klindt
Brandon E. Ziegler
Michael D. Hawkins
Michael M. Crow, Ph.D.
Robert H. Herz
David S. Mulcahy
Suku Radia
Brigid A. Bonner
Martin J. Vanderploeg
Sch. IV-1

EXHIBIT A
FORM OF CONVERTIBLE NOTE LOCK-UP LETTER
[·], 2023

Goldman Sachs & Co. LLC
200 West Street
New York, NY 10282-2198

As Representative of the several Initial Purchasers
named in Schedule I to the Purchase Agreement

Ladies and Gentlemen:
The undersigned understands that Goldman Sachs & Co. LLC (the “Representative”) proposes to enter into a Purchase Agreement (the “Purchase Agreement”) with Workiva Inc., a Delaware corporation (the “Company”), providing for the offering pursuant to Rule 144A under the Securities Act of 1933 (the “Rule 144A Offering”), by the several initial purchasers named therein (the “Initial Purchasers”) of senior notes convertible into Class A Common Stock of the Company (together with the Company’s Class B common stock, the “Common Stock”).
To induce the Initial Purchasers that may participate in the Rule 144A Offering to continue their efforts in connection with the Rule 144A Offering, the undersigned hereby agrees that, without the prior written consent of the Representative on behalf of the Initial Purchasers, it will not, during the period commencing on the date hereof and ending 60 days after the date of the final offering memorandum relating to the Rule 144A Offering (the “Restricted Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), by the undersigned or any other securities so owned convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Rule 144A Offering, provided that no filing or public announcement under Section 16(a) of the Exchange Act or otherwise shall be required or shall be voluntarily made in connection with subsequent sales of Common Stock or other securities acquired in such open market transactions, (b) transfers of shares of Common Stock or any security convertible into Common Stock as a bona fide gift or charitable contribution, (c) any transfer by will or pursuant to the laws of descent and
Ex. A-1

distribution, (d) any transfer to the undersigned’s Family or a domestic trust created for the sole benefit of one or more of the undersigned or any member or members of the undersigned’s Family, (e) any transfer from a trust described in clause (d) above to the undersigned, (f) the receipt by the undersigned from the Company of shares of Common Stock upon the exercise of options or any transfer of Common Stock or securities convertible into Common Stock to the Company upon the exercise of options to purchase the Company’s securities on a “cashless” or “net exercise” basis to the extent permitted by the instruments representing such options so long as such exercise is effected solely by the surrender of outstanding options to the Company and the Company’s cancellation of all or a portion thereof to pay the exercise price, (g) any transfer by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement, (h) any transfer of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock pursuant to a bona fide third-party tender offer, merger, consolidation or similar transaction made to all holders of Common Stock involving a change of control of the Company, provided that until such tender offer, merger, consolidation or other such transaction is completed, the Common Stock owned by the undersigned shall remain subject to the restrictions contained in this agreement or (i) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock, provided that (i) such plan does not provide for the transfer of Common Stock during the Restricted Period and (ii) to the extent a public announcement or filing under the Exchange Act or otherwise, if any, is required of or voluntarily made by or on behalf of the undersigned or the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Common Stock may be made under such plan during the Restricted Period; provided further, that in the case of any receipt, transfer or distribution pursuant to the foregoing clauses (b)-(i), (1) each recipient, transferee, donee or distributee shall sign and deliver, to the extent not previously signed and delivered, a lock-up letter substantially in the form of this letter prior to any transfer or distribution and (2) no filing or public announcement under Section 16(a) of the Exchange Act or otherwise shall be required or shall be voluntarily made during the Restricted Period.
For the purpose of clause (d) of the preceding paragraph, “Family” shall mean spouse, lineal descendants, parents, siblings, and lineal descendants of siblings, and anyone else (other than domestic employees) sharing a person’s home, including any such relationship by legal adoption. For purposes of clause (h) of the preceding paragraph, “change of control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of shares of Common Stock if, after such transfer, such person or group of affiliated persons would hold at least a majority of the outstanding voting securities of the Company (or the surviving entity).
In addition, the undersigned agrees that, without the prior written consent of the Representative on behalf of the Initial Purchasers, it will not, during the Restricted Period, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions.
Ex. A-2

The undersigned understands that the Company and the Initial Purchasers are relying upon this agreement in proceeding toward consummation of the Rule 144A Offering. The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.
The undersigned acknowledges and agrees that none of the Initial Purchasers has made any recommendation or provided any investment or other advice to the undersigned with respect to this Lock-Up Agreement or the subject matter hereof, and the undersigned has consulted its own legal, accounting, financial, regulatory, tax and other advisors with respect to this Lock-Up Agreement and the subject matter hereof to the extent the undersigned has deemed appropriate. The undersigned further acknowledges and agrees that, although the Initial Purchasers may have provided or hereafter provide to the undersigned in connection with the Rule 144A Offering a Form CRS and/or certain other disclosures as contemplated by Regulation Best Interest, the Initial Purchasers have not made and are not making a recommendation to the undersigned to enter into this Lock-Up Agreement or to transfer, sell or dispose of, or to refrain from transferring, selling or disposing of, any shares of Common Stock, and nothing set forth in such disclosures or herein is intended to suggest that any Initial Purchaser is making such a recommendation.
Whether or not the Rule 144A Offering actually occurs depends on a number of factors, including market conditions. Any Rule 144A Offering will only be made pursuant to a Purchase Agreement, the terms of which are subject to negotiation between the Company and the Initial Purchasers.
The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. This Lock-Up Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflict of laws that would result in the application of any law other than the laws of the State of New York. This Lock-Up Agreement may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

Ex. A-3

Very truly yours,

[DIRECTOR/OFFICER]

(signature)

(Address)
Ex. A-4